Exhibit 99.1

NEWS

Park City Group Increases Guidance for the
Fourth Quarter and Year Ended June 30, 2009

Company Expects to Exceed Expectations and Achieve Positive EBITDA
for the Fiscal Year Just Ended on an Adjusted Pro-Forma Basis

PARK CITY, UT – July 8, 2009 – Park City Group, Inc. (OTCBB: PCYG), a developer of patented, innovative retail supply chain solutions and services, today increased its guidance for both the fiscal fourth quarter and full year ended June 30, 2009, driven by solid revenue growth and efficiencies related to the acquisition of Prescient Applied Intelligence, Inc.

The increased guidance includes:

•
Fourth quarter 2009 adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) is expected to be between $235,000 and $300,000, as compared with third quarter 2009 adjusted EBITDA of $213,000, an increase of approximately 26% at the midpoint of the range;

•
The Company expects to achieve positive EBITDA on an adjusted pro-forma basis for the fiscal year 2009.  This compares with previous guidance of adjusted EBITDA breakeven for the year, and is one year ahead of the Company’s plan to achieve positive adjusted EBITDA in fiscal year 2010.

“I cannot conceive a better way to end Park City Group’s historic year than the achievement of positive EBITDA for the full year on an adjusted pro-forma basis and the second consecutive quarter of pro-forma EBITDA growth,” said Randall K. Fields, Park City Group’s Chairman and CEO.  “The strong fourth quarter result is particularly notable in light of the general slow down in domestic spending and reflects the dedication of our entire team. The environment has thus far proven supportive for the programs we have introduced into the market place and are clearly resonating with customers. We expect 2010 to be another year of solid and improving results for Park City Group.”

The projected and unaudited financial results discussed in this press release are preliminary only and are subject to change as a result of the completion of the Company’s annual audit.  GAAP results are anticipated to be different than projected EBITDA results and those differences are anticipated to be material.

EBITDA is calculated as net income before deducting interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes items such as impairment charges, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other non-cash charges.  Although EBITDA and adjusted EBITDA are not measures of actual cash flow because they do not consider changes in assets and liabilities that may impact cash balances, the Company’s management reviews these non-GAAP financial measures internally to evaluate the Company’s performance and manage the operations. Additionally, the Company believes they are useful metrics to evaluate operating performance and has therefore included such measures in the reporting of operating results.

Conference Call
Park City Group will host a conference call at the end of September to discuss fiscal fourth quarter and full year 2009 financial results.  Conference call details will be announced in advance of the event and access information will be provided on Park City Group’s web site located at www.parkcitygroup.com.

About Park City Group
Park City Group is a trusted business solutions and services provider that enables retailers and suppliers to work collaboratively as strategic partners to reduce out-of-stocks, shrink, inventory and labor while improving profits, efficiencies, and customer service. Our innovative solutions provide trading partners a common platform on which they can capture, manage, analyze and share critical data, bringing greater visibility throughout the supply chain, and giving them the power to make better and more informed decisions. For more information please visit www.parkcitygroup.com.

Park City Group acquired Prescient Applied Intelligence, Inc. on January 13, 2009. For more information please visit www.prescient.com.

Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-KSB for the fiscal year ended June 30, 2008, its quarterly report on Form 10-Q for the quarter ended March 31, 2009, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

PR Contact: Courtney Behrens, Park City Group 610-719-1600 x332 cbehrens@prescient.com	IR Contact: Terri MacInnis, Bibicoff & MacInnis, Inc. 818-379-8500 terri@bibimac.com